EXHIBIT 99.1

NABORS POSTS ANOTHER RECORD QUARTER AT $1.02 PER SHARE
Hamilton, Bermuda, October 24, 2006, Nabors Industries Ltd. (NYSE: NBR), today announced its results for the third quarter and nine months ended September 30, 2006. Adjusted income derived from operating activities1 was $380.8 million for the third quarter compared to $241.9 million in the third quarter of 2005 and $349.5 million in the second quarter of this year. Net income was $292.8 million ($1.022 per diluted share) for the third quarter compared to $178.9 million ($0.55 per diluted share) in the third quarter of 2005 and $233.4 million ($0.77 per diluted share) in the second quarter of this year. For the nine months ended September 30, 2006, adjusted income derived from operating activities was $1.1 billion, compared to $587.6 million in 2005. Net income for the first nine months of 2006 was $782.9 million ($2.57 per diluted share) compared to $438.1 million ($1.36 per diluted share) in the first nine months of 2005.
Gene Isenberg, Nabors’ Chairman and CEO commented, “The third quarter was another record quarter with return on average capital employed reaching 24%. More importantly, the volume of new term contracts we have secured resulted in a year-over-year increase in capital employed of $1.2 billion at returns in excess of 20%. All of our major rig businesses showed significant improvement compared to the prior year and, with the exception of our US Offshore unit, the sequential quarter. These results were accomplished in the face of delivery slippage on new rigs, both drilling (approximately 20 rigs) and workover (approximately 15 rigs), and a larger than expected impact from our customers’ deferral of work in the Gulf of Mexico during hurricane season. The quarter benefited from a lower effective tax rate primarily due to an adjustment to the full year expected tax rate now that international operations comprise an increased proportion of forecasted income for 2006.
While there is potential for softening in our North American gas directed markets, we still expect to see overall growth in these markets and larger growth in our other markets. We remain decidedly bullish based upon the magnitude and duration of contractually committed revenue for existing rigs in our US Lower 48 Land Drilling operation, the large volume of contractually committed new rigs yet-to-deploy worldwide, the large impact from rate increases in our Alaskan, US Offshore and international operations, and rate and volume increases in many of our other less significant operations.

[1]	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting.”

[2]	All EPS numbers have been adjusted to reflect a two-for-one stock split of our common shares that was effectuated in the form of a stock dividend distributed on April 17, 2006.

Our US Lower 48 operations posted record results on a sequentially modest increase in rig activity and margins. The quarterly rig count would have been much higher in this unit were it not for the magnitude of the aforementioned delivery delays. There are significant regional differences in market conditions with the Rockies, Williston, East and North Texas, the Gulf Coast and California currently strong, while more competitive conditions are prevalent in Oklahoma and to a lesser extent West Texas. These latter markets are negatively influenced by a large influx of refurbished rigs, a high proportion of less sophisticated drilling applications and a preponderance of small private operators and contractors. We remain convinced that we will achieve year-over-year net growth in this unit’s results with the already contracted 70 new and 6 refurbished rigs commencing during the next twelve months, all with term contracts and at average margins that are significantly higher than this quarter’s average. Further bolstering our confidence is the duration and extent of term contracts covering our existing fleet, including approximately half of our mechanical rigs which are most susceptible to a downturn. The amount of this unit’s expected 2007 income that is subject to term contracts continues to increase and currently stands at approximately $500 million, or 48%.
Our Canadian unit posted an improvement of approximately 50% compared to the prior year and over 100% for the sequential quarter. As good as these results were, they were less than expected due to adverse weather and the weakening shallow rig market, where Nabors has a relatively small exposure. The winter season is looking firm as we now have commitments for 75 of our 83 rigs with year-over—year pricing essentially flat. The acceptance of the technical capabilities of our new Coiled Tubing / Stem drilling rigs has been very encouraging even though that market parallels the lagging shallow rig market. All five of the rigs delivered to date have work commitments, including two in the US market.
The contribution of our International operations is accelerating, as evidenced by the 50% increase in its results compared to the same quarter last year and a 15% increase over the prior quarter. During the quarter 11 rigs commenced operations and we expect to start up another 13 in the next two quarters. A number of contracted rigs have yet to commence operations and a large portion of the fleet should be renewing at much higher rates over the next two years. We also continue to pursue a large volume of new rig opportunities. As a result, we expect to see at least a doubling of this unit’s quarterly income by the end of 2007, with a 50% increase in average margins and a 25% increase in rig years.
Our US Offshore operation is experiencing strong demand in all asset classes, leading to escalating pricing and the addition of new capacity. We deployed two new built SuperSundowner™ rigs late in the quarter and we will be commissioning two more inland water rigs over the next two quarters. The third quarter was impacted by lower activity, particularly on our workover jackups due to hurricane risk deferrals. Our jackup and platform rigs are returning to work at higher rates and, when combined with the new rig deployments, are providing the impetus for what we expect to be a near doubling of last year’s income, with a similar prognosis for 2007.
Our US Lower 48 Well Servicing business posted a 15% increase in sequential income as a recent price increase took effect. The outlook for this business remains quite healthy as approximately 70% of its revenue is derived from oil directed work. Our new state-of-the-art 500 hp Millennium™ rigs are receiving good reviews and at the end of the quarter we had deployed 17 of these rigs with 67 yet to commence operations. We also took delivery on the first of 20 new 200 hp rigs. The supply / demand balance for workover and service rigs continues to be quite favorable and we have placed an order for another 100 Millennium™ rigs in a 400 hp configuration.
Our Other Operating Segments posted another record quarter with the expectation of further increases. Our CANRIG division is on track to ship 150 units this year, up from 57 last year, and has an even bigger backlog for next year. Our directional drilling business continues to increase its contribution, as does our EPOCH instrumentation business. Our Alaskan trucking, construction and pipeline joint ventures are experiencing a resurgent business environment, with rapidly increasing Alaskan activity and a number of large projects pending. Oil and Gas posted a loss this quarter as a result of a variety of expenses related to new projects that are soon to commence. The aggregate returns on this business are approximating 20% at today’s commodity price levels and we continue to see a high level of attractive, low risk prospects.

In Alaska, the outlook for our drilling operations is finally beginning to improve demonstrably with the influx of new operators and a significant ramp-up of activity among existing producers. The visibility of our future results is derived from several recent contract awards and a large number of incremental projects currently bidding in both our drilling and other joint venture businesses. Our expectation is that we will see a large improvement in fourth quarter results, with 2007 representing a three-fold increase over 2006. This is driven by the commencement of winter construction and drilling programs and a multitude of drilling and construction projects beginning next year, leading to even further improvement in 2008.
During the quarter we continued to effect our stock repurchase program opportunistically. As previously announced in August, the Nabors Board of Directors authorized $500 million in stock repurchase authority and we have since purchased an additional 2.9 million shares at an average price of $32.32. This brings our year-to-date 2006 total to 40.3 million shares at an average price of $34.83. Including 2005 purchases of 3.6 million shares, our total stock repurchases over the last 18 months now totals 43.9 million shares at an average price of $34.26.
In summary, we remain optimistic regarding the near and longer-term outlook for all of our businesses. We have utilized the robust state of our North American markets to structure our business to weather any future short term softness better than ever before. This is due to the unprecedented degree of term contracts for not only our new built and upgraded rigs, but also for more than half of our existing rigs. We are pleased with the quality, performance and customer acceptance of our new rigs as well as our existing operations. We continue to see a large volume of opportunities for asset additions across all of our markets, including the US Lower 48, with particularly large price improvements materializing across our international, US Offshore and Alaskan operations. All of this augurs for progressively higher quarterly earnings and cash flow, with the only likely exception being the predictably weaker second quarter due to seasonality in Canada.
The Company will post a group of slides on its website shortly following this release for interested investors to utilize in following the review of our business results and outlook during a conference call it will conduct, tomorrow Wednesday October 25, 2006, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). The call can be accessed on our website at www.nabors.com, or through First Call at www.firstcallevents.com. The slides will be available on the Nabors website and can be viewed or downloaded by going to “Investor Information” and then to “Events Calendar”.
The Nabors companies own and operate approximately 600 land drilling and approximately 800 land workover and well-servicing rigs in North America. Offshore, Nabors operates 46 platform rigs, 22 jack-up units and 5 barge rigs in the United States and multiple international markets. Nabors markets 29 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2006	2005	2006	2006	2005
Revenues and other income:
Operating revenues	$1,244,478	$893,254	$1,118,000	$3,526,404	$2,442,319
Earnings (losses) from unconsolidated affiliates	5,706	91	9,370	19,475	7,298
Investment income	37,155	27,178	16,728	67,753	54,544

Total revenues and other income	1,287,339	920,523	1,144,098	3,613,632	2,504,161

Costs and other deductions:
Direct costs	670,326	500,552	594,226	1,879,169	1,429,762
General and administrative expenses	93,769	65,879	87,830	270,396	184,325
Depreciation and amortization	97,556	73,673	87,946	266,891	212,843
Depletion	7,731	11,349	7,913	28,661	35,045
Interest expense	13,735	11,195	12,168	33,958	33,265
Losses (Gains) on sales of long-lived assets, impairment charges and other expense (income), net	4,284	15,684	4,216	12,529	23,778

Total costs and other deductions	887,401	678,332	794,299	2,491,604	1,919,018

Income before income taxes	399,938	242,191	349,799	1,122,028	585,143

Income tax expense:
Current	20,377	10,153	58,549	140,351	24,271
Deferred	86,810	53,181	57,817	198,730	122,796

Income tax expense	107,187	63,334	116,366	339,081	147,067

Net income	$292,751	$178,857	$233,433	$782,947	$438,076

Earnings per share (1) (3):
Basic	$1.05	$.57	$.79	$2.65	$1.41
Diluted	$1.02	$.55	$.77	$2.57	$1.36

Weighted-average number of common shares outstanding (1):
Basic	277,553	314,419	294,419	294,987	311,210

Diluted	286,544	323,700	304,394	305,066	321,228

Adjusted income derived from operating activities (2)	$380,802	$241,892	$349,455	$1,100,762	$587,642

(1)	See “Computation of Earnings Per Share” included herein as a separate schedule.

(2)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

(3)	On December 13, 2005, our Board of Directors approved a two-for-one stock split on our common shares to be effectuated in the form of a stock dividend. The stock split was subject to the approval by our shareholders of a proposal to amend our Amended and Restated Bye-Laws to increase the authorized share capital of Nabors by the creation of additional common shares. This proposal was approved by our shareholders in a Special Meeting of Shareholders on March 30, 2006. The stock dividend was distributed on April 17, 2006 to shareholders of record on March 31, 2006. All common share and per share amounts have been restated to reflect the effect of the stock split.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	June 30,	December 31,
(In thousands, except ratios)	2006	2006	2005
ASSETS
Current assets:
Cash and short-term investments	$1,273,422	$1,659,088	$1,423,525
Accounts receivable, net	1,098,818	1,007,878	822,104
Other current assets	418,423	370,735	371,679

Total current assets	2,790,663	3,037,701	2,617,308
Long-term investments	491,404	349,406	222,802
Property, plant and equipment, net	4,975,081	4,563,893	3,886,924
Goodwill, net	369,978	370,310	341,939
Other long-term assets	301,702	269,825	161,434

Total assets	$8,928,828	$8,591,135	$7,230,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—	$767,912
Other current liabilities	747,174	709,506	584,544

Total current liabilities	747,174	709,506	1,352,456
Long-term debt	4,003,545	4,002,963	1,251,751
Other long-term liabilities	894,977	802,807	868,060

Total liabilities	5,645,696	5,515,276	3,472,267
Shareholders’ equity	3,283,132	3,075,859	3,758,140

Total liabilities and shareholders’ equity	$8,928,828	$8,591,135	$7,230,407

Cash, short-term and long-term investments	$1,764,826	$2,008,494	$1,646,327

Funded debt to capital ratio: (1)
- Gross	0.51 : 1	0.53 : 1	0.32 : 1
- Net of cash and investments	0.37 : 1	0.36 : 1	0.08 : 1
Interest coverage ratio: (2)	38.3 : 1	36.6 : 1	26.1 : 1

(1)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio nets cash and cash equivalents and marketable and non-marketable securities against funded debt. This ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital.

(2)	The interest coverage ratio is computed by calculating the sum of income before income taxes, interest expense, depreciation and amortization, and depletion expense less investment income and then dividing by interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover interest expense.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except rig activity)	2006	2005	2006	2006	2005
Reportable segments:
Operating revenues and Earnings from unconsolidated affiliates:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$498,173	$355,172	$468,787	$1,393,310	$914,862
U.S. Land Well-servicing	188,650	130,265	168,841	518,224	355,154
U.S. Offshore	56,219	42,115	62,554	162,299	125,312
Alaska	24,098	18,159	24,912	75,816	64,882
Canada	167,705	126,643	120,587	514,849	366,500
International	195,445	143,355	169,147	511,487	402,553

Subtotal Contract Drilling (2)	1,130,290	815,709	1,014,828	3,175,985	2,229,263

Oil and Gas (3)	9,268	16,354	9,703	48,808	46,871
Other Operating Segments (4) (5)	154,463	86,458	153,593	459,759	244,368
Other reconciling items (6)	(43,837)	(25,176)	(50,754)	(138,673)	(70,885)

Total	$1,250,184	$893,345	$1,127,370	$3,545,879	$2,449,617

Adjusted income (loss) derived from operating activities:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$219,485	$135,295	$212,696	$611,912	$310,567
U.S. Land Well-servicing	54,495	29,297	47,435	148,000	75,126
U.S. Offshore	17,492	12,883	23,667	51,613	32,392
Alaska	2,123	3,612	3,384	9,749	13,743
Canada	42,549	28,709	19,873	145,524	74,947
International	58,145	38,630	50,500	146,142	100,955

Subtotal Contract Drilling (2)	394,289	248,426	357,555	1,112,940	607,730

Oil and Gas (3)	(5,101)	3,998	(584)	7,751	7,741
Other Operating Segments (4) (5)	20,882	6,862	18,469	59,918	19,493
Other reconciling items (7)	(29,268)	(17,394)	(25,985)	(79,847)	(47,322)

Total	380,802	241,892	349,455	1,100,762	587,642
Interest expense	(13,735)	(11,195)	(12,168)	(33,958)	(33,265)
Investment income	37,155	27,178	16,728	67,753	54,544
(Losses) Gains on sales of long-lived assets, impairment charges and other income (expense), net	(4,284)	(15,684)	(4,216)	(12,529)	(23,778)

Income before income taxes	$399,938	$242,191	$349,799	$1,122,028	$585,143

Rig activity:
Rig years: (8)
U.S. Lower 48 Land Drilling	257.3	244.2	255.2	255.3	232.0
U.S. Offshore	16.0	15.7	18.0	16.3	16.2
Alaska	9.3	6.5	7.8	8.1	6.7
Canada	52.9	54.7	37.9	54.6	49.0
International (9)	100.8	84.8	93.2	93.5	81.1

Total rig years	436.3	405.9	412.1	427.8	385.0

Rig hours: (10)
U.S. Land Well-servicing	322,445	313,677	318,961	953,174	919,006
Canada Well-servicing	91,047	89,329	61,648	273,919	263,962

Total rig hours	413,492	403,006	380,609	1,227,093	1,182,968

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(1)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2)	Includes Earnings (losses), net from unconsolidated affiliates, accounted for by the equity method, of $1.1 million, $(1.1) million and $4.1 million for the three months ended September 30, 2006 and 2005 and June 30, 2006, respectively, and $5.9 million and $.7 million for the nine months ended September 30, 2006 and 2005, respectively.

(3)	Represents our oil and gas exploration, development and production operations.

(4)	Includes our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(5)	Includes Earnings (losses), net from unconsolidated affiliates, accounted for by the equity method, of $4.6 million, $1.2 million and $5.3 million for the three months September 30, 2006 and 2005 and June 30, 2006, respectively, and $13.6 million and $6.6 million for the nine months ended September 30, 2006 and 2005, respectively.

(6)	Represents the elimination of inter-segment transactions.

(7)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0 years during the three months ended September 30, 2006, 2005 and June 30, 2006, and 4.0 years and 3.9 years during the nine months ended September 30, 2006 and 2005, respectively.

(10)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2006	2005	2006	2006	2005
Net income (numerator):
Net income — basic	$292,751	$178,857	$233,433	$782,947	$438,076
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	—

Adjusted net income — diluted	$292,751	$178,857	$233,433	$782,947	$438,076

Earnings per share:
Basic	$1.05	$.57	$.79	$2.65	$1.41
Diluted	$1.02	$.55	$.77	$2.57	$1.36

Shares (denominator): (4)
Weighted-average number of shares outstanding — basic (5)	277,553	314,419	294,419	294,987	311,210
Net effect of dilutive stock options, warrants and restricted stock awards based on the treasury stock method	8,991	9,281	9,975	9,893	10,018
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	186	—

Weighted-average number of shares outstanding — diluted	286,544	323,700	304,394	305,066	321,228

(1)	Diluted earnings per share for the three and nine months ended September 30, 2006 do not include any incremental shares issuable upon the exchange of the $2.75 billion 0.94% senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes, and such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $45.83 on the last trading day of the quarter, which did not occur during the three months ended September 30, 2006 and June 30, 2006 and the nine months ended September 30, 2006. The $2.75 billion notes were issued during the quarter ended June 30, 2006 and had no effect on prior period’s earnings per share calculation.

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(2)	Diluted earnings per share for the three and nine months ended September 30, 2006 and the six months ended June 30, 2006 excludes approximately 1.2 million potentially dilutive shares initially issuable upon the conversion of the $82 million zero coupon convertible senior debentures. Diluted earnings per share for the three and nine months ended September 30, 2005 excludes approximately 17.0 million potentially dilutive shares initially issuable upon the conversion of these debentures. Such shares did not impact our calculation of dilutive earnings per share for those quarters, as we are required to pay cash up to the principal amount of any debentures converted. We would only issue an incremental number of shares upon, conversion of these debentures, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation if the price of our shares exceeded approximately $49.

(3)	Diluted earnings per share for the three months ended September 30, 2006 and 2005 and June 30, 2006 and the nine months ended September 30, 2005 do not include any incremental shares issuable upon the exchange of the $700 million zero coupon senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes, and such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $35.05 on the last trading day of the quarter. This was the case for the quarter ended March 31, 2006 and is therefore included in the weighted-average number of shares outstanding in our diluted earnings per share calculation for the nine months ended September 30, 2006.

(4)	On December 13, 2005, our Board of Directors approved a two-for-one stock split of our common shares to be effectuated in the form of a stock dividend. The stock split was subject to the approval by our shareholders of a proposal to amend our Amended and Restated Bye-Laws to increase the authorized share capital of Nabors by the creation of additional common shares. This proposal was approved by our shareholders in a Special Meeting of Shareholders on March 30, 2006. The stock dividend was distributed on April 17, 2006 to shareholders of record on March 31, 2006. All common share, per share, stock option and restricted share amounts have been restated to reflect the effect of the stock split.

(5)	Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors Exchangeco (Canada) Inc., an indirect wholly-owned Canadian subsidiary of Nabors, respectively: 277.4 million and .2 million shares for the three months ended September 30, 2006; 314.0 million and .4 million shares for the three months ended September 30, 2005; 294.2 million and .2 million shares for the three months ended June 30, 2006; 294.8 million and .2 million shares for the nine months ended September 30, 2006 and 310.8 million and ..4 million shares for the nine months ended September 30, 2005. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to voting rights and the right to receive dividends, if any.

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